Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mexican Restaurants, Inc.:

We have audited the accompanying consolidated balance sheet of Mexican Restaurants, Inc. and subsidiaries as of January 2, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 2, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mexican Restaurants, Inc. and subsidiaries as of January 2, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended January 2, 2005, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Houston, Texas
March 28, 2005, except for Note 1, as to which the date is March 30, 2006